Exhibit 99.2

Item 7.01. Regulation FD Disclosure.

Larry Hayes to Retire as Qurate Retail Group’s General Counsel
CORPORATE
March 1, 2023: Larry Hayes, who leads Qurate Retail Group’s global legal organization, has announced his retirement after more than 30 years with the company. Larry will move into a Senior Advisor role effective March 3rd and will remain in this capacity into Q2 2023 when he will depart the organization.

“We thank Larry for his leadership over his 30--plus year tenure and wish him all the best as he begins his next chapter,” said David Rawlinson, President and CEO of Qurate Retail, Inc. “Larry has played a critical role in countless company milestones, including our growth into new markets and the expansion of our portfolio of brands.”

Larry joined QVC in 1992 in the role of Associate Counsel. During his time with the company, he held roles of increasing responsibility in the Legal team, ultimately taking on the role of General Counsel for Qurate Retail Group in December 2017, with responsibility for management of the Group’s Legal, Ethics and Compliance, Privacy, and Government Affairs functions. Previously he served as QVC’s General Counsel.

Eve DelSoldo will serve as Deputy General Counsel and lead the Legal team effective March 2, as the company embarks upon a formal search to backfill the General Counsel role.